BIOCRYST PHARMACEUTICALS, INC.
4505 EMPEROR BOULEVARD, SUITE 200
DURHAM, NC 27703
919-859-1302 919-851-1416 FAX

www.biocryst.com

December 30, 2014

Mrs. Lynne Powell
185 Biddulph Road,
Wayne, PA 19087

Dear Mrs. Powell:

On behalf of BioCryst Pharmaceuticals, Inc., a Delaware corporation ("BioCryst" or the "Company"), we are very excited to offer you the position of Senior Vice President and Chief Commercial Officer. We, along with the other members of the Company's Board of Directors (the "Board"), and the Company's management team, are all very impressed with you and what you will bring to the Company. We believe that with your background, you will make significant contributions to the success of the Company.

This letter agreement (the "Agreement") will serve to confirm our agreement with respect to the terms and conditions of your employment.

1. Term of Employment. Subject to the terms and conditions of this Agreement, BioCryst hereby employs Lynne Powell (the "Employee"), effective January 26, 2015, as Senior Vice President and Chief Commercial Officer of BioCryst, and Employee hereby accepts such employment. Employee shall commence employment at the Company's Durham, North Carolina office. The Employee shall not, during the term of her employment, engage in any other business activity that would interfere with, or prevent him from carrying out, her duties and responsibilities under this Agreement. BioCryst hereby agrees and acknowledges that any compensation which the Employee receives from participation in such allowable other business activities shall be outside the scope of this Agreement and in addition to any compensation received hereunder. The term of employment of Employee under this Agreement shall commence as of January 26, 2015, and shall terminate on January 26, 2019, unless earlier terminated in accordance with the provisions of paragraph 5 hereof. In the event Employee is retained by the Company as Senior Vice President and Chief Commercial Officer past January 26, 2019, the terms of her employment shall continue to be governed by this Agreement unless otherwise provided by the Board.

At will employment – Employee's employment with the Company shall be on an at-will basis.

2. Basic Full-Time Compensation and Benefits.

(a) As basic compensation for services rendered under this Agreement, Employee shall be entitled to receive from BioCryst, a salary of $29,166.66 per month ($350,000 per

annum) payable in bi-monthly payments for each calendar month during the term of this Agreement, beginning January 26, 2015. This salary will be reviewed annually by the Board of Directors and may be raised at the discretion of the Board.

(b) In addition to the basic compensation set forth in (a) above, Employee shall be eligible to earn a cash bonus, payable as soon as reasonably practicable in the calendar year following each calendar year during the term of this Agreement, based on the Company's achievement of performance related goals proposed by management and approved by the Board for the Company's applicable fiscal year (the "Fiscal Year"). The bonus actually earned, if any, shall be based on a target amount equal to 35% of the base compensation earned by executive during such Fiscal Year (the "Target Amount"), and shall be pro-rated based on the degree to which the performance goals have been achieved, subject to a minimum level of achievement proposed by management and approved by the Board. The Target Amount for the 2015 Fiscal Year shall be prorated based on Employee's base compensation earned during 2015. The Board may, in its discretion, approve a bonus in excess of the Target Amount if the performance goals have been exceeded. Employee must be employed through April 1, of the next succeeding Fiscal Year in order to receive the annual bonus for each Fiscal Year.

(c) In addition to the basic compensation and cash bonus set forth in (a) and (b) above, Employee shall be entitled to receive such other benefits and perquisites provided to other executive officers of BioCryst which benefits may include, without limitation, reasonable vacation (currently 4 weeks), sick leave, medical benefits, life insurance, and participation in profit sharing or retirement plans.

(d) In addition to the compensation, cash bonus and benefits set forth in paragraphs 2(a), (b) and (c) above, the Board of Directors of BioCryst may from time to time, in its discretion, also grant such other cash or stock bonuses to the Employee either as an award or as an incentive as it shall deem desirable or appropriate.

3. **Initial Equity Awards.** In connection with Employee's execution of this Agreement, Employee shall be issued initial equity incentive awards as follows:

(a) The Company shall grant to Employee an option to purchase 190,000 shares of the Company's common stock ("Common Stock"), with an exercise price equal to the fair market value of the Common Stock on the date of the grant, which option shall vest and become exercisable in accordance with paragraphs 3(b) below. The option will be an "incentive stock option" up to the maximum number of shares that may be covered under an incentive stock option pursuant to the tax code.

(b) The award set forth in paragraph 3(a) above will vest, contingent on Employee's continued provision of services to the Company on each respective vesting date, over a period of 4 years as follows: The Option will initially become exercisable for 25% of the Optioned Shares upon Employee's completion of twelve (12) months of Service (as

defined in the Standard Stock Option Agreement) measured from the Grant Date and will become exercisable for the balance of the Optioned Shares at the rate of 25% of the Optioned Shares upon Employee's completion of each additional year of Service measured from the first anniversary of the Grant Date for the following three years until fully vested on the fourth anniversary of the grant.

(c) The Company shall grant to Employee 10,000 restricted shares of the Company's Common Stock, as described and granted pursuant to the BioCryst Pharmaceuticals, Inc., Stock Incentive Plan. Subject to Employee's continuous employment with or service to the Company from the date of grant thru the Vesting Date (12 months from date of hire), the transfer restrictions on the restricted shares shall lapse and the restricted shares shall vest and no longer be subject to forfeiture.

(d) The Company shall grant to Employee an additional 100,000 performance based shares of the Company's common stock ("Common Stock"), with an exercise price equal to the fair market value of the Common Stock on the date of the grant, which option shall vest and become exercisable in accordance with paragraph 3(e) below. The applicable performance goals and subsequent vesting terms for these performance based shares are listed in Exhibit A of this agreement.

(e) The stock option awards set forth in paragraph 3(a, c & d) above shall be granted under and subject to the terms of the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). All awards shall be subject to the terms of specific award agreements between the Employee and the Company, which Employee will be required to execute as a condition of the grants.

4. **Relocation Assistance**. In connection with Employee's execution of this Agreement, Employee shall be provided with the Executive Homeowner relocation assistance program to assist with the relocation to the North Caroline office and shall include:

(a) Temporary Housing- Temporary housing will be provided to you for up to 6 months within the North Carolina Trìangle area. BioCryst will work with you to locate suitable temporary housing.

(b) Household Goods - Arrangements with a moving company of BioCryst's choice will be made to pack, load and unload your household goods from her Pennsylvania residence to the North Carolina residence. BioCryst will also include the cost to ship a maximum of one vehicle to North Carolina.

(c) Final Move - Coach air travel to your new location for you and your family will be provided to you. Should you drive, reasonable and actual travel expenses such as lodging, meals and mileage will be reimbursed at the prevailing IRS rate.

It is agreed that the actual relocation to the North Carolina area will not start or become effective until the end of the current school year, to allow for your children to complete the full school year. We expect the relocation process to begin in early June, 2015.

5. Termination.

(a) If Employee's employment is terminated as a result of (i) the expiration of the stated term of this Agreement, (ii) the Employee's resignation, (iii) the Employee's death, (iv) by the Company for Cause, or (v) by the Company as a result of Disability, Employee will receive base salary, as well as any accrued but unused vacation (if applicable) and other compensation, earned through the effective termination date, and no additional compensation, except as set forth in Section 4(b) below.

For all purposes under this Agreement, a termination for "Cause" shall mean a determination by the Board that Employee's employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) failure to satisfactorily perform Employee's duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of Employee's duties.

"Disability" shall mean the inability of Employee to perform her duties hereunder by reason of physical or mental incapacity for ninety (90) days, whether consecutive or not, during any consecutive twelve (12) month period.

(b) If the Company terminates Employee's employment without Cause, it shall provide written notice of termination to Employee or Employee's estate, any base salary and accrued but unused vacation or other compensation earned through the effective termination date, and, conditioned on Employee (a) signing and not revoking a release of any and all claims if Employee is still alive, in a form prescribed by the Company, and (b) the return to the Company all of its property and confidential information that is in Employee's possession, Employee or Employee's estate will receive the following: (i) continuation of base salary for 1 year beyond the effective termination date, payable in accordance with the regular payroll practices of the Company; (ii) payment of Employee's target bonus in effect for the fiscal year of termination, payable in equal installments over the regularly scheduled payroll periods of the Company for the one year following the effective date of termination; and (iii) if Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") following termination of employment, the Company shall pay the monthly premium under COBRA until the earlier of (x) 12 months following the effective termination date, or (y) the date upon which Employee commences employment with an entity other than the Company that offers health care coverage. Employee will notify the Company in writing within 5 days of her receipt of

an offer of employment with any entity other than the Company that offers health care coverage, and will accordingly identify the date upon which Employee will commence employment in writing.

(c) If, during Employee's employment with the Company, there is a Change of Control, all equity awards granted to Employee under paragraph 3 and otherwise shall vest in full. In addition, if the Company terminates Employee's employment without Cause or Employee is Constructively Terminated within 6 months of the Change in Control, then Employee will be eligible to receive the benefits provided in paragraph 4(b), under the terms and conditions set forth in that paragraph.

"Change of Control" shall be defined as (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger; (iv) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders; or (v) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

"Constructive Termination" shall mean a resignation of employment within 30 days of the occurrence of any of the following events which occurs within 6 months following a Change of Control: (i) a material reduction in Employee's responsibilities, authority or position; (ii) a material reduction in either Employee's base salary, unless such reduction is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of the Company or the failure of the Company to provide benefits that are consistent with those provided generally to other executive officers of the company; or (iii) a relocation of Employee's principal office to a location more than 50 miles from the location of Employee's principal office immediately preceding a Change of Control.

(d) If (i) Employee remains an employee of the Company after the expiration of the three year term of this Agreement; and (ii) within 6 months thereafter, Employee resigns as a result of a material and adverse change in the Company's business, then Employee shall be entitled to receive the severance benefits on the terms and conditions specified in paragraph 4(b) above.

(e) In the event (i) any payments described in paragraphs 4(b), (c) or (d) above would be "deferred compensation" subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) Employee is a "specified employee" (as defined in Code Section 409A(2)(B)(i)), such payments shall, to the extent required by Code Section 409A, be delayed for the minimum period and in the minimum manner necessary to avoid the imposition of the tax required by Code Section 409A.

6. Non-Competition; Proprietary Information and Inventions.

(a) Proprietary Information and Inventions Agreement. As a condition precedent to the employment of Employee by the Company, Employee shall execute the Company's standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

(b) Non-Competition Agreement. The Employee agrees that for one (1) year following the termination of this Agreement by reason of the voluntary termination by the Employee, without cause on the part of BioCryst, the Employee shall not become the Chief Commercial Officer or become a key executive of another for-profit business enterprise whose activities are at such time directly competitive with BioCryst.

(c) Equitable Remedies. Employee acknowledges and recognizes that a violation of this paragraph by Employee may cause irreparable and substantial damage and harm to BioCryst or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for BioCryst for such violations. Employee agrees that in the event of his breach of this paragraph, BioCryst will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of this paragraph by Employee, and to enjoin Employee from engaging in any activity in violation hereof.

7. Miscellaneous.

(a) Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to the employment of the Employee by BioCryst and there are no terms relating to such employment other than those contained in this Agreement. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(b) Assignability. This Agreement may not be assigned without prior written consent of the parties hereto. To the extent allowable pursuant to this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, heirs, successors and assigns.

(c) Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.

(d) Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(e) Taxes. All amounts to be paid to Employee hereunder are in the nature of compensation for Employee's employment by BioCryst, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.

(f) Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of North Carolina without respect to its conflicts of law principles.

(g) Date. This Agreement is dated as of December 30, 2014.

If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.

Yours very truly,

BIOCRYST PHARMACEUTICALS, INC.

By: ______________________
Jon Stonehouse
President and Chief Executive Officer

cc: Robert Stoner, VP Human Resources

ACCEPTED AND AGREED:

Name: ______________________
Lynn Powell

Date: 30 Dec 2014